EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
CHIEF EXECUTIVE OFFICER AND PRESIDENT
APRIL 11, 2014		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES 2014 FIRST QUARTER EARNINGS RESULTS

First Quarter 2014 Results:

For the quarter ended March 31, 2014, net income for Ames National Corporation (the Company) totaled $4,526,000, or $0.49 per share, compared to $3,586,000 or $0.39 per share in 2013.  Net income increased primarily due to an after tax gain on the sale of premises and equipment of $788,000, increases in interest income on securities available-for-sale and loans, offset in part by a decrease in the level of gain realized on sale of loans held for sale.  The Company sold its office location near Iowa State University in Ames, Iowa (University office), but the Company will maintain a presence near the campus.  Excluding the after tax one-time gain on the sale of premises and equipment, net income would have been $3,738,000, or $0.40 per share in 2014, as compared to $3,586,000, or $0.39 per share in 2013.

First quarter net interest income totaled $8,734,000, an increase of $649,000, or 8.0%, compared to the same quarter a year ago, due primarily to an increase in the average balance of loans and an increase in the yields on securities available-for-sale.  This improvement in interest income led to an improvement in the Company’s net interest margin to 3.24% for the quarter ended March 31, 2014 as compared to 3.13% for the quarter ended March 31, 2013.

A provision for loan losses of $39,000 was recognized in the first quarter of 2014 as compared to a provision for loan losses of $14,000 in the first quarter of 2013.  Net loan charge-offs were $44,000 for the quarter ended March 31, 2014 compared to net loan charge-offs of $400 for the quarter ended March 31, 2013.

Noninterest income for the first quarter of 2014 totaled $2,946,000 as compared to $1,843,000 for the same period in 2013.  The increase in noninterest income is primarily due to the gain on the sale of the University office, which was offset in part by a decrease in the level of gains realized on the sale of loans held for sale due to decreased secondary market volume as refinancing activity has slowed.

Noninterest expense for the first quarter of 2014 totaled $5,329,000 compared to $5,119,000 recorded in 2013.  The increase of 4.1% in noninterest expense was primarily the result of increased occupancy expense due to one-time costs associated with the sale of the University office and increased salaries and benefits due to normal salary increases. The efficiency ratio for the first quarter of 2014 was 45.76%, compared to 51.56% in 2013.

Balance Sheet Review:

As of March 31, 2014, total assets were $ 1,257,980,879, a $3,450,526 increase compared to March 31, 2013.  Assets remain relatively unchanged as compared to last year.

Securities available-for-sale as of March 31, 2014 declined to $600,831,000, from $608,304,000 as of March 31, 2013.  The decrease in securities available-for-sale is primarily due to a reduction in the unrealized gain on securities and pay downs of U.S. government mortgage-backed securities, offset in part by purchases of U.S. government agencies and corporate bonds.

Net loans as of March 31, 2014 increased 8.0% to $548,545,000 as compared to $507,834,000 as of March 31, 2013.  The growth was due primarily to increases in the commercial and agricultural real estate loan portfolios.  The allowance for loan losses on March 31, 2014 totaled $8,568,000, or 1.54% of gross loans, compared to $7,786,000 or 1.51% of gross loans as of March 31, 2013.  The increase in the allowance for loan losses can be primarily attributed to the provision for loan losses necessary to accommodate the growth in the loan portfolio.  Impaired loans as of March 31, 2014, were $1,434,000, or 0.26% of gross loans, compared to $5,965,000, or 1.16% of gross loans as of March 31, 2013.

Other real estate owned was $8,880,000 as of March 31, 2014, which was $715,000 lower than March 31, 2013, primarily due to a 2013 impairment write down and sales.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $1,027,793,000 on March 31, 2014, a 0.6% decrease from the $1,034,217,000 recorded at March 31, 2013.  While the deposit totals are relatively unchanged, the Company had reductions in time certificates of deposit and NOW accounts, offset by growth in savings and money market and demand accounts.

The Company’s stockholders’ equity represented 11.7% of total assets as of March 31, 2014 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholders’ equity was $147,188,000 as of March 31, 2014, and $145,772,000 as of March 31, 2013.  The increase in stockholders’ equity was primarily the result of net income, offset by lower fair value on the securities available-for-sale as reflected in the decrease in accumulated other comprehensive income and dividends.

Shareholder Information:

Return on average assets was 1.45% for the quarter ended March 31, 2014, compared to 1.18% for the same period in 2013.  Return on average equity was 12.43% for the quarter ended March 31, 2014, compared to the 9.87% in 2013.  Excluding the after tax one-time gain on the sale of premises and equipment, return on average assets would have been 1.20% and return on average equity would have been 10.27% for 2014.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $22.04 on March 31, 2014.   During the first quarter of 2014, the price ranged from $20.24 to $23.50.

On February 11, 2014, the Company declared a quarterly cash dividend on its common stock, payable on May 15, 2014 to stockholders of record as of May 1, 2014, equal to $0.18 per share.

The Company is forecasting earnings for the year ending December 31, 2014 in the range of $1.58 to $1.64 per share compared to $1.50 per share earned for the year ended December 31, 2013.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
March 31, 2014 and 2013
(unaudited)

ASSETS	2014	2013

Cash and due from banks	$30,409,845	$22,695,730
Interest bearing deposits in financial institutions	40,366,808	76,070,883
Securities available-for-sale	600,831,476	608,303,937
Loans receivable, net	548,545,071	507,833,509
Loans held for sale	-	1,453,982
Bank premises and equipment, net	11,251,540	12,073,335
Accrued income receivable	7,432,502	7,161,067
Other real estate owned	8,880,467	9,595,828
Deferred income taxes	3,049,156	-
Core deposit intangible, net	963,816	1,229,491
Goodwill	5,600,749	5,600,749
Other assets	649,449	2,511,842

Total assets	$1,257,980,879	$1,254,530,353

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$173,459,774	$166,911,150
NOW accounts	299,537,933	314,063,659
Savings and money market	316,704,817	302,870,203
Time, $100,000 and over	95,697,308	97,819,266
Other time	142,393,181	152,552,623
Total deposits	1,027,793,013	1,034,216,901

Securities sold under agreements to repurchase	39,910,174	34,722,165
Federal Home Loan Bank advances and other long-term borrowings	36,722,546	32,593,618
Dividend payable	1,675,964	1,489,747
Deferred income taxes	-	1,039,518
Accrued expenses and other liabilities	4,691,477	4,696,722
Total liabilities	1,110,793,174	1,108,758,671

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,310,913 shares as of March 31, 2014 and 2013	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	105,004,625	96,256,026
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	2,682,526	10,015,102
Treasury stock, at cost; 122,002 shares at March 31, 2014 and 2013	(2,016,498)	(2,016,498)
Total stockholders' equity	147,187,705	145,771,682

Total liabilities and stockholders' equity	$1,257,980,879	$1,254,530,353

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Interest income:
Loans	$6,409,431	$6,158,513
Securities
Taxable	1,763,603	1,379,962
Tax-exempt	1,674,108	1,728,433
Interest bearing deposits and federal funds sold	73,139	109,733

Total interest income	9,920,281	9,376,641

Interest expense:
Deposits	892,010	995,840
Other borrowed funds	294,486	295,911

Total interest expense	1,186,496	1,291,751

Net interest income	8,733,785	8,084,890

Provision for loan losses	39,231	13,574

Net interest income after provision for loan losses	8,694,554	8,071,316

Noninterest income:
Trust services income	625,524	487,254
Service fees	357,479	375,825
Securities gains, net	135,081	68,991
Gain on sale of loans held for sale	98,653	355,543
Merchant and card fees	259,389	340,486
Gain on the sale of premises and equipment	1,256,924	-
Other noninterest income	212,734	214,869

Total noninterest income	2,945,784	1,842,968

Noninterest expense:
Salaries and employee benefits	3,291,452	3,216,082
Data processing	571,350	572,635
Occupancy expenses, net	469,220	405,724
FDIC insurance assessments	162,344	160,308
Professional fees	282,447	272,455
Business development	207,861	191,351
Other real estate owned expense, net	704	(5,181)
Core deposit intangible amortization	65,748	73,773
Other operating expenses, net	277,976	231,949

Total noninterest expense	5,329,102	5,119,096

Income before income taxes	6,311,236	4,795,188

Income tax expense	1,785,145	1,209,254

Net income	$4,526,091	$3,585,934

Basic and diluted earnings per share	$0.49	$0.39

Declared dividends per share	$0.18	$0.16